Exhibit 99.2

AMENDMENT NO. 1 TO

JOINT FILING AGREEMENT

WHEREAS, Riley Investment Partners, L.P., a Delaware limited partnership (“RIP”), Riley Investment Management LLC, a Delaware limited liability company (“RIM”), B. Riley & Co., LLC, Bryant R. Riley (together with RIP, RIM and B. Riley & Co., LLC, the “B. Riley Entities”) and Lloyd I. Miller, III (“Mr. Miller”), entered into a Joint Filing Agreement on March 25, 2010 (the “Agreement”); and

WHEREAS, Telecom Global Inc. (“TGI”) wishes to become a party to the Agreement (as defined in the Agreement).

NOW, IT IS AGREED, this 27th day of August 2010 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, TGI agrees to the joint filing on its behalf of statements on Schedule 13D with respect to the securities of the Company to the extent required under applicable securities laws.  TGI agrees to be bound by the other terms of the Agreement (a copy of which is attached hereto), the terms of which are incorporated herein and made a part hereof.

2.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the day and year first above written.

RILEY INVESTMENT MANAGEMENT LLC

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Managing Member

RILEY INVESTMENT PARTNERS, L.P.

By:	Riley Investment Management LLC, its general partner

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Managing Member

B. RILEY & CO, LLC

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Chairman

/s/ Bryant R. Riley
BRYANT R. RILEY

/s/ Lloyd I. Miller, III
LLOYD I. MILLER, III

TELECOM GLOBAL INC.

By:	/s/ Kenneth Young
	Name:	Kenneth Young
	Title:	President